Exhibit 23.1

9605 S Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 9, 2018 on the financial statements of Korth Direct Mortgage, LLC as of December 31, 2017 and 2016, and the related statements of operations, changes in member’s equity and cash flows for the year ended December 31, 2017 and for the period from October 1, 2016 (commencement of operations) through December 31, 2016, included herein on the registration statement of Korth Direct Mortgage, LLC on Form S-1, SEC file number 333-222293. We also consent to the reference to our Firm under the heading “Experts” in such registration statement.

/s/ Richey May & Co., LLP

Englewood, Colorado
March 13, 2018